UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 8-K

                                   CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 10, 1999


                                 STRATEGIA CORPORATION
                  (Exact name of registrant as specified in its charter)

         Kentucky                  0-21662                61-1064606
(State or other jurisdiction   (Commission File        (IRS Employer
     of incorporation)              Number)            Identification No.)

6040 Dutchmans Lane, Suite 400
Louisville, Kentucky                                      40205-3271
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code:      (502) 426-3434
      (Former name or former address, if changed since last report.)

Item 5.  Other Events

On August 10, 1999, Strategia Corporation ("Strategia") entered into a definitive agreement to sell its French subsidiaries to a subsidiary of Guardian iT plc ("Guardian"), a United Kingdom based disaster recovery company. Net proceeds to Strategia from the sale are estimated to be $5.8 million based upon the combined balance sheets of the French subsidiaries at December 31, 1998. This would result in an estimated gain to Strategia of approximately $3.6 million. There will be an adjustment to the purchase price based on the change in the French subsidiaries combined net asset value between December 31, 1998, and the closing date. It is expected that this will result in an increase in the net cash proceeds to the Registrant. Of the total cash consideration, $1,275 thousand will be paid into an escrow account at closing to support any potential warranty claims that the purchaser may subsequently have against Strategia. Subject to deductions, $637.5 thousand will be released from the escrow account on March 31, 2000 and the remaining $637.5 thousand on September 30, 2000.

Strategia is disposing of its investment in three French subsidiaries by selling the shares of stock owned in each company. The three subsidiaries are Twinsys Dataguard S.A. ("Twinsys"), Twin-X S.A. ("Twin-X"), and Strategia Europe S.A.S. ("Strategia Europe"). Twinsys and Strategia Europe are 100% owned by the Registrant and Twin-X is 60% owned by Twinsys. As part of the transaction, Strategia or Twinsys will purchase the 40% minority interest in Twin-X from the minority shareholders in order to be able to sell 100% of each of the three subsidiaries to Guardian. Combined net assets of the French subsidiaries at December 31, 1998, were $2.2 million.

Consummation of the transaction is subject to approval of Strategia's stockholders and other customary conditions. The transaction is expected to be completed in the fourth quarter of 1999.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

      (a)  Financial statements of business acquired.

           Not applicable.

      (b)  Pro Forma Financial Information.

           Not applicable.

      (c)  Exhibits.

           Exhibit 99.1 - Press Release dated August 10, 1999


                                 SIGNATURES
In accordance with the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                            STRATEGIA CORPORATION

August 23, 1999                              /s/ Richard W. Smith
    Date                                     Richard W. Smith
                                             President